Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Inducement Equity Incentive Plan of Albireo Pharma, Inc. of our report dated July 13, 2016, with respect to the consolidated financial statements of Albireo Pharma, Inc. for the year ended December 31, 2015, included in the Annual report (Form 10-k) of Albireo Pharma, Inc., for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Reading, England

December 14, 2017